EXHIBIT 2.1












===============================================================================

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                  eGAMES, INC.

                                       AND

                                CINEMAWARE, INC.

                                       AND

                              LARS FUHRKEN-BATISTA

                                 OCTOBER 6, 2005


===============================================================================


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                                TABLE OF CONTENTS
                                -----------------

ARTICLE I - Definitions...................................................1

ARTICLE II - PURCHASE AND SALE OF ASSETS..................................5
2.1  Purchase and Sale of Assets..........................................5
      (a)  Personal Property..............................................5
      (b)  Contract Rights................................................6
      (c)  Intellectual Property..........................................6
      (d)  Governmental Licenses, Permits and Approvals...................6
      (e)  Books and Records..............................................6
      (f)  Goodwill.......................................................6
2.2   Excluded Assets.....................................................6
2.3   Purchase Price......................................................7
2.4   Payment of Purchase Price...........................................7
2.5   Closing.............................................................7
2.6   Ad Valorem Tax Adjustment...........................................8
2.7   Allocation of Purchase Price........................................8
2.8   Assumed Liabilities.................................................8
2.9   Retained Liabilities................................................9

ARTICLE III - Representations and Warranties of Seller....................9
3.1   Organization and Good Standing......................................9
3.2   Authorization and Effect of Agreement...............................9
3.3   No Restrictions Against Sale of the Assets.........................10
3.4   Financial Statements...............................................10
3.5   Operation of the Business Since December 31, 2004..................10
3.6   Title to Assets; Licenses..........................................11
3.7   No Litigation......................................................11
3.8   Income and Other Taxes.............................................12
3.9   Employee Benefit Matters...........................................12
3.10  Governmental Approvals.............................................13
3.11  Assumed Contracts..................................................13
3.12  Employee and Labor Matters.........................................14
3.13  Principal Customers and Suppliers..................................14
3.14  Compliance with Law................................................14
3.15  Product Warranties.................................................15
3.16  Intellectual Property..............................................15
      (a)  Title.........................................................15
      (b)  Development...................................................15
      (c)  Transfer......................................................15
      (d)  No Infringement...............................................15
      (e)  Licensing Arrangements........................................16
      (f)  No Intellectual Property Litigation or Disputes...............16

      (g)  Due Registration, Etc.........................................16
      (h)  Use of Name and Mark..........................................17
      (i)  Protection of Information.....................................17
      (j)  Effect of Agreement...........................................17
3.17  Operation of the Business..........................................17
3.18  Brokers' Fees......................................................17
3.19  Disclosure.........................................................17
3.20  Transactions with Affiliates.......................................18
3.21  Capitalization of Seller...........................................18
3.22  No Liquidation or Winding-Up; Fairness of Consideration............18
3.23  Unregistered Securities............................................18
3.24  Risk of Loss.......................................................19
3.25  Investment Experience..............................................19
3.26  Disclosure.........................................................19

ARTICLE IV - Representations and Warranties of Purchaser.................19
4.1   Organization and Good Standing.....................................19
4.2   Execution and Delivery.............................................20
4.3   No Conflicts.......................................................20
4.4   Compliance with Law................................................20
4.5   No restrictions Against Purchase of the Assets.....................20
4.6   SEC Filings........................................................20
4.7   Absence of Material Adverse Change.................................21
4.8   No Litigation......................................................21
4.9   Valid Issuance of Stock Consideration..............................21
4.10  Capitalization of Purchaser........................................21

ARTICLE V - Additional Covenants.........................................21
5.1   Covenants of Seller................................................21
5.2   Covenants of Purchaser.............................................22
5.3   Expenses...........................................................22
5.4   Further Assurances.................................................22
5.5   Inconsistent Action................................................22
5.6   Employee Matters...................................................22
5.7   Assignments; Consents..............................................23
5.8   Sufficiency of Assets..............................................23
5.9   Waiver.............................................................24
5.10  Tax Assessment and Audits..........................................24
5.11  Restrictions on Transfer...........................................24
5.12  Legend.............................................................24
5.13  Prohibition on Short Sales.........................................25

ARTICLE VI - Conditions Precedent to Closing.............................25
6.1   Conditions of Purchaser............................................25
6.2   Conditions of Seller...............................................26

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ARTICLE VII - Indemnification............................................27
7.1   Survival ..........................................................27
7.2   Indemnification....................................................27
7.3   Procedures.........................................................27
7.4   Third Party Claims.................................................28
7.5   Indemnification Exclusive..........................................29

ARTICLE VIII - General Provisions........................................29
8.1   Notices............................................................29
8.2   Severability.......................................................30
8.3   Entire Agreement...................................................30
8.4   Successors and Assigns.............................................30
8.5   Counterparts.......................................................30
8.6   Recitals, Schedules, Exhibits and Annexes..........................30
8.7   Construction.......................................................31
8.8   Governing Law......................................................31
8.9   Passage of Title and Risk of Loss..................................31
8.10  Bulk Sales.........................................................31
8.11  Records............................................................31
8.12  Arbitration........................................................31


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                                INDEX OF EXHIBITS


Exhibit A           Escrow Agreement
Exhibit B           Noncompetition Agreement
Exhibit B-1         Noncompetition Agreement (Batista)
Exhibit C           $.50 Per Share Warrant
Exhibit C-1         $.75 Per Share Warrant
Exhibit D           Seller's Counsel's Opinion


                               INDEX OF SCHEDULES

Schedule 3.6(a)  - Liens
Schedule 3.6(b)  - Licenses
Schedule 3.6(d)  - Other Persons Who have rights/interests in Assets
Schedule 3.7     - Litigation
Schedule 3.9     - Employee Plans
Schedule 3.10(a) - Approvals
Schedule 3.10(b) - Exceptions to Transferability of Approvals
Schedule 3.11(a) - Assumed Contracts
Schedule 3.11(b) - Exceptions to enforceability/validity of Assumed Contracts
Schedule 3.12(a) - Labor Agreements
Schedule 3.12(a) and (b) - Obligations to continue employment/consultant arrangements
Schedule 3.15    - Product Warranties
Schedule 3.16(a) - Intellectual Property
Schedule 3.1(c)  - Exceptions to Transfer of Intellectual Property
Schedule 3.16(d) - Notice of Infringement
Schedule 3.16(e) - Licensing Arrangements
Schedule 3.16(f) - Intellectual Property Litigation or Disputes
Schedule 3.16(g) - Exceptions to Registration of Intellectual Property
Schedule 3.16(h) - Exceptions to use of Name and Mark
Schedule 3.17    - Operation of Business
Schedule 3.20    - Transactions with Affiliates
Schedule 3.21    - Capitalization of Seller
Schedule 4.5     - Restrictions Against Purchase of Assets
Schedule 5.6(a)  - Employment of Lars Fuhrken-Batista by eGames

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of October 6, 2005 among eGAMES, INC., a Pennsylvania corporation ("Purchaser"), CINEMAWARE, INC., a California corporation ("Seller"), and LARS FUHRKEN-BATISTA, the principal shareholder of Seller ("Shareholder").

                                    RECITALS

         A. Seller is presently engaged in the business of designing, developing, distributing and selling interactive entertainment software products for game platforms and the Internet.

         B. Seller desires to Transfer (as hereinafter defined) to Purchaser, and Purchaser desires to purchase from Seller, all of the assets owned or held for use by Seller or used by Seller in connection with acquiring, designing, developing, distributing, promoting and/or selling interactive entertainment software products for various game platforms and the Internet (referred to herein as the "Products" or the "Business"), other than the Excluded Assets (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

         Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a Section, Article, Exhibit or Schedule shall mean the applicable section, article, annex or schedule of or to this Agreement. All accounting terms used in this Agreement not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles, consistently applied.

         "Action" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Person, Governmental Entity or arbitrator and any appeal from any of the foregoing.

         "Affiliate" of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

         "Agreement" shall mean this Asset Purchase Agreement, together with all Schedules and Exhibits hereto.

         "Approvals" shall have the meaning given to such term in Section 2.1(d) hereof.

         "Assets" shall have the meaning given to such term in Section 2.1 hereof.

         "Assumed Contract" shall have the meaning given to such term in Section 2.8(a) hereof.

         "Assumed Liabilities" shall have the meaning given to such term in
Section 2.8 hereof.

         "Balance Sheet Date" shall have the meaning given to such term in
Section 3.5 hereof.

         "Business" shall have the meaning given to such term in the preamble of this Agreement.

         "Claim" shall have the meaning given to such term in Section 7.3 hereof.

         "Claim Notice" shall have the meaning given to such term in Section 7.3 hereof.

         "Closing" shall have the meaning given to such term in Section 2.5 hereof.

         "Closing Date" shall have the meaning given to such term in Section 2.5 hereof.

         "Closing Stock Payment" shall have the meaning given to such term in
Section 2.4(a) hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Contracts" shall have the meaning given to such term in Section 2.1(b) hereof.

         "Damages" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article IX hereof).

         "eGames Stock" shall have the meaning given to such term in Section 2.3 hereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which Seller is (or at any relevant time was) a member.

         "Escrow Account" shall have the meaning given to such term in Section 2.4(b) hereof.

         "Escrow Agent" shall have the meaning given to such term in Section 2.4(b) hereof.

         "Escrow Agreement" shall have the meaning given to such term in Section 2.4(b) hereof.

         "Escrow Stock" shall have the meaning given to such term in Section 2.4(b) hereof.

         "Exchange Act" shall have the meaning given to such term in Section 4.3 hereof.

         "Excluded Assets" shall have the meaning given to such term in Section
2.2 hereof.

         "$.50 Per Share Warrant" shall have the meaning given to such term in
Section 2.3 hereof and shall be in the form attached hereto as Exhibit C.

         "Financial Statements" shall have the meaning given to such term in
Section 3.4(a) hereof.

         "Governmental Entity" shall mean any local, state, federal or foreign
(i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including, without limitation, the IRS and other taxing authorities.

         "Intellectual Property" shall have the meaning given to such term in
Section 2.1(c).

         "Knowledge" shall mean (a) knowledge of any of the senior management of Seller, including Lars Batista, and (b) the knowledge that any of such persons would be reasonably expected to have after making inquiry of those persons employed by such party who would reasonably be expected to have knowledge of the issue in question.

         "Legal Requirement" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

         "Lien" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

         "Material Adverse Effect" shall mean any event, change or effect that is (or could reasonably be expected to be) materially adverse to the Assets or the Business or to Purchaser's ability to continue to operate the Business as operated prior to the Closing.

         "Noncompetition Agreements" shall mean the Noncompetition Agreements in the forms attached hereto as Exhibit B and Exhibit B-1.

         "Ordinary Course" shall mean, when used with reference to Seller, the ordinary and normal course of the operation of the Business, consistent with past practices.

         "Owned Tangible Personal Property" shall have the meaning given to such term in Section 2.1(a) hereof.

         "Pennsylvania Law" shall mean the Pennsylvania Business Corporation
Law.

         "Person" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships and joint ventures.

         "Plan" shall mean any employee benefit plan within the meaning of
Section 3(3) of ERISA and any other written or oral employee plan (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by Seller or any ERISA Affiliate for the benefit of current or former employees, with respect to which Seller or an ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

         "Products" shall have the meaning given to such term in the preamble of this Agreement.

         "Purchase Price" shall have the meaning given to such term in Section
2.3 hereof.

         "Purchaser's Financial Statements" shall have the meaning given to such term in Section 4.6(b) hereof.

         "Retained Liabilities" shall have the meaning given to such term in
Section 2.9 hereof.

         "Rule 144" shall have the meaning given to such term in Section 5.11 hereof.

         "SEC" shall have the meaning given to such term in Section 4.6 hereof.

         "SEC Filings" shall have the meaning given to such term in Section 4.6 hereof.

         "$.75 Per Share Warrant" shall have the meaning given to such term in
Section 2.3 hereof and shall be in the form attached hereto as Exhibit C-1.

         "Shareholder" shall have the meaning given to such term in the preamble of this Agreement.

         "Stock Consideration" shall have the meaning given to such term in
Section 2.3 hereof.

         "Subsidiary of a Person" shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

         "Tax" shall mean all taxes, including without limitation all Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, and any interest, fine, penalty or addition thereto, whether disputed or not.

         "Tax Return" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

         "Third Party Claim" shall have the meaning given to such term in
Section 7.3 hereof.

         "Transfer" shall have the meaning given to such term in Section 2.1 hereof.

         "Warrant Consideration" shall have the meaning given to such term in
Section 2.3 hereof.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS
                           ---------------------------

         2.1 Purchase and Sale of Assets. On the terms and subject to the conditions hereof, at the Closing, Seller will sell, transfer, grant, convey, assign and deliver ("Transfer") to Purchaser, and Purchaser will purchase and accept from Seller, the rights, properties and assets owned by Seller in connection with the operation or conduct of the Business as of the date hereof, or acquired by Seller in connection with the operation of the Business between the date hereof and the Closing Date, including, but not limited to, the rights, properties and assets described in this Section 2.1 (collectively the "Assets"):

                  (a) Personal Property. The software, files, books and records, and all other tangible personal property owned by Seller in connection with the operation of the Business as of the date hereof or acquired by Seller in connection with the operation of the Business between the date hereof and the Closing Date, including those items listed or described on Schedule 2.1(a), except for property excluded under Section 2.2 (collectively, the "Owned Tangible Personal Property");

                  (b) Contract Rights. All rights and incidents of interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in, to or under all licenses, leases, agreements, customer orders, contracts, written or verbal (including product warranty claims, rebates and indemnity or other rights of action against any person arising out of acts, omissions or occurrences before, at or after the Closing), prepaid items, deposits and refunds relating to the Business, including those items listed on Schedule 2.1(a) (collectively, the "Contracts");

                  (c) Intellectual Property. The entire right, title and interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in connection with the operation of the Business or used by Seller in connection with the operation of the Business in, to or under (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all software, licenses, artwork, drawings and renderings, inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor, (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, (vi) all databases and data collections and all rights therein, (vii) Seller's list of customer prospects pertaining to the Business, (viii) all moral and economic rights of authors, musicians, composers and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable) (collectively, the "Intellectual Property");

                  (d) Governmental Licenses, Permits and Approvals. To the extent transferable, all rights and incidents of interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in, to or under all licenses, permits and authorizations (collectively, the "Approvals") issued or requested to be issued by any Governmental Entity or other board or agency (e.g. the Entertainment Software Rating Board) in connection with the operation of the Business;

                  (e) Books and Records. Copies of all books, records, ledgers, files, documents, correspondence, studies, reports and other documents of Seller relating to the Business or the Assets; and

                  (f)  Goodwill. The goodwill of the Business.

         2.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the "Excluded Assets") will not be included in the Assets: any and all rights to future royalties that may be payable under (i) the May 28, 2004 agreement between Seller and Zoo Digital Publishing Ltd. relating to exclusive distribution rights in certain territories for the Game Boy Advance versions of Defender of the Crown and (ii) the April 8, 2004 agreement between Bethesda Softworks LLC and Seller relating to a casino title for PS2 and Xbox developed by Seller for Bethesda Softworks LLC.

         2.3 Purchase Price. Purchaser will pay for the Assets and Business an aggregate purchase price of (i) such number of shares of restricted common stock of Purchaser (the "eGames Stock") equal to $300,000 divided by the average closing "ask" quotation of a share of eGames Stock on the OTC BB for (i) the five (5) trading days prior to the date of this Agreement and (ii) the five (5) trading days ending one trading day prior to the Closing, but in no event less than 600,000 shares or more than 855,000 shares (the "Stock Consideration"),
(ii) a warrant for the purchase of 150,000 shares of Purchaser's common stock at an exercise price of $.50 per share (the "$.50 Per Share Warrant") and (iii) a warrant for the purchase of 150,000 shares of Purchaser's common stock at an exercise price of $.75 per share (the "$.75 Per Share Warrant"; together with the $.50 Per Share Warrant, the "Warrant Consideration" and, together with the Stock Consideration, the "Purchase Price").

         2.4   Payment of Purchase Price.  At the Closing (as defined in
Section 2.5):

                  (a) Purchaser shall pay to Seller two-thirds of the Stock Consideration (the "Closing Stock Payment"), plus the Warrant Consideration.

                  (b) Purchaser shall deposit into an escrow account (the "Escrow Account") the remaining one-third of the Stock Consideration (the "Escrow Stock"), to be held and disbursed by Hudson United Bank (or if Hudson United Bank is unable to serve, by another party appointed by the parties), as escrow agent (the "Escrow Agent"). The Escrow Stock shall be held by the Escrow Agent pursuant to an escrow agreement (the "Escrow Agreement"), in the form of Exhibit A. The Escrow Stock will be subject to set-off for any indemnification claims arising during the one-year period commencing on the date hereof.

The Escrow Agreement shall terminate one year after the date hereof, unless there are any unresolved indemnification claims on such date pursuant to which Purchaser may be entitled to all or a portion of the Escrow Stock. In the event of any such unresolved claims or disputes, the Escrow Agreement will continue in force, but any portion of the Escrow Stock which exceeds the amount for which a claim has been made or a dispute exists shall be released to Seller. Seller's liability for the claims identified in this Section 2.4(b), or any other claims of Purchaser hereunder, shall not be limited to the Escrow Stock.

         2.5 Closing. The purchase and sale of the Assets and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall occur at 10:00 a.m., local time, on October 13, 2005 at the offices of Purchaser or at such other time or on such other date as shall be agreed by Seller and Purchaser upon fulfillment of all conditions precedent to the Closing, such hour and date being herein generally referred to as the "Closing Date." At the Closing:

                  (a) Seller shall deliver or cause to be delivered to Purchaser, against payment by Purchaser to Seller of the Closing Payment:

                       (i) all of the agreements, documents, certificates and instruments required to be delivered by Seller pursuant to Section 6.1 hereof.

                  (b) Purchaser shall deliver or cause to be delivered to Seller against delivery of the agreements, documents, certificates and instruments required to be delivered by Seller pursuant to Section 6.1:

                       (i)   a certificate representing the Closing Stock
Payment;

                       (ii)  the $.50 Per Share Warrant;

                       (iii) the $.75 Per Share Warrant; and

                       (iv) all of the documents, if any, required to be delivered by Purchaser pursuant to Section 6.2 hereof.

         2.6 Ad Valorem Tax Adjustment. All ad valorem Taxes imposed by any taxing authority upon the Assets will be prorated between Seller and Purchaser as of the Closing Date based on the most current available tax rates and assessed values (such prorations to be adjusted when final rates and assessed values are established). All such Taxes attributable to the period up to the Closing Date and which remain unpaid as of the Closing Date shall be deducted from the Purchase Price. All such Taxes, if any, attributable to the period following the Closing Date and which have been paid by Seller prior to the Closing Date shall be added to the Purchase Price. All adjustments to the Purchase Price will be calculated as of 11:59 p.m. on the Closing Date.

         2.7 Allocation of Purchase Price. The Purchase Price represents the amount agreed upon by Purchaser and Seller to be the aggregate fair market value of the Assets. Purchaser and Seller have agreed that the Purchase Price will be allocated in accordance with Section 1060 of the Code on the basis of the actual results of operations of Seller through the Closing Date. Purchaser and Seller will allocate the Purchase Price to the Assets in such manner consistently for all purposes, including in connection with all federal, foreign, state, local and other Tax Returns and reports prepared and filed by or for either of Purchaser or Seller.

         2.8 Assumed Liabilities. On the terms and subject to the conditions hereof, as of the Closing, Purchaser will assume only and thereafter in due course pay, perform and discharge the following, and only the following, liabilities and obligations of Seller (the "Assumed Liabilities"):

                  (a) all liabilities and obligations of Seller arising under the terms of the Contracts that are included in the Assets and listed or described on Schedule 3.11(a) (the "Assumed Contracts"), but only to the extent such liabilities and obligations arise after the Closing Date (and are not based on events occurring on or prior to the Closing Date) under the terms of such Assumed Contracts, provided, however, that Purchaser will not assume or be responsible for any such liabilities or obligations which arise under or in relation to any Plan or from any breach or default by Seller under any Contract, all of which liabilities and obligations will constitute Retained Liabilities (as defined in Section 2.9);

                  (b) the obligation to provide customer support and service through Seller's website as it relates to the Intellectual Property purchased by Purchaser; and

                  (c)  such liabilities and obligations as are listed on
Schedule 2.8(c).

         2.9 Retained Liabilities. Except as provided in Section 2.8, Seller will retain, and Purchaser will not assume or be responsible or liable with respect to, any liabilities or obligations of Seller or its Affiliates or their respective predecessors-in-interest, whether or not arising out of or relating to the operation of the Business or associated with or arising from any of the

Assets or any other rights, properties or assets used in or associated with the Business at any time, and whether fixed or contingent, direct or indirect, or known or unknown, including, but not limited to, liabilities relating to warranties and service obligations relating to the operation of the Business by the Seller, liabilities for Taxes relating to the sale of the Assets and liabilities with respect to any of Seller's employees (collectively the "Retained Liabilities"). Except for the Assumed Liabilities, Seller agrees to pay or discharge when due any and all liabilities of Seller.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER
            --------------------------------------------------------

         Seller and Shareholder, jointly and severally, hereby represent and warrant to, and covenant and agree with, Purchaser that as of the date hereof and as of the Closing Date:

         3.1   Organization and Good Standing.

                  (a) Seller has been duly organized and is existing as a corporation in good standing under the laws of the jurisdiction of its incorporation with full power and authority (corporate and other) to own and lease its assets and properties and to conduct its business and the operation of the Business as currently conducted. Seller has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Schedule 3.1(a), such jurisdictions comprising all jurisdictions in which Seller owns or leases any property, or conducts any business, so as to require such qualification, except where any failure to qualify would not have a Material Adverse Effect, as defined in
Article I.

                  (b) Except as set forth in Schedule 3.1(b), Seller has no Subsidiary nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

         3.2 Authorization and Effect of Agreement. Seller has the requisite corporate power to execute and deliver this Agreement and, subject to obtaining the approval of Seller's stockholders in accordance with applicable California law, to perform the transactions contemplated hereby to be performed by Seller. The execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby to be performed by Seller have been duly and validly authorized by all necessary action on the part of Seller's board of directors and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and to consummate the transactions contemplated hereby (other than the approval of this Agreement by Seller's stockholders as required under applicable California law) and, if applicable, holders of Seller's indebtedness. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller enforceable in accordance with its terms.

         3.3 No Restrictions Against Sale of the Assets. Except as listed or described on Schedule 3.3, the execution and delivery of this Agreement by

Seller does not, and the performance by Seller of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the certificate of incorporation or bylaws of Seller, (b) any Legal Requirement to which Seller or any of the Assets is subject, (c) any Contract or other material agreement, instrument or obligation of Seller, or (d) any licenses of Seller. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any Person is required to be obtained or made by or with respect to Seller under any Legal Requirement in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby to be performed by it.

         3.4   Financial Statements.

                  (a) Schedule 3.4 hereto contains true and complete copies of the unaudited balance sheets of Seller at December 31, 2003 and 2004, and the related unaudited income statement for the years then ended (collectively, the "Financial Statements").

                  (b) The Financial Statements fairly present, in all material respects, the financial condition of the Seller and the Business as of the dates indicated therein and the results of operations and changes in financial position of the Seller and the Business for the periods specified therein, have been prepared in conformity with Seller's past practices applied on a consistent basis during the periods covered thereby and prior periods.

                  (c) The Seller has no liabilities or obligations which would be required under Seller's past practices to be reflected on a balance sheet of the Seller as of the date of this Agreement, except for liabilities and obligations (i) incurred or arising in the ordinary course of business since June 30, 2005, (ii) incurred or arising other than in the ordinary course of business since June 30, 2005 and not, individually or in the aggregate, material, or (iii) described on Schedule 3.4(c).

         3.5 Operation of the Business Since December 31, 2004. Except as described on Schedule 3.5, since December 31, 2004 (the "Balance Sheet Date"), Seller has conducted the operation of the Business in the Ordinary Course, and, other than has been disclosed to Purchaser on Schedule 3.5, no change has occurred which materially and adversely affects the Assets or the condition (financial or otherwise), results of operations or prospects of the Business, nor, to Seller's knowledge, have any events occurred nor do there exist any circumstances which might reasonably be expected to result, either before or after the Closing Date, in any such change.

         3.6   Title to Assets; Licenses.

                  (a) Seller has, and at Closing will have, good, marketable and exclusive title to all of the Assets reflected on the Balance Sheet as owned by Seller and all of the Assets acquired by Seller since the Balance Sheet Date, in each case free and clear of all Liens except as set forth on Schedule 3.6(a). Seller has the valid and enforceable power and unqualified right to use and Transfer to Purchaser, the Assets.

                  (b) Schedule 3.6(b) contains a list of all licenses relating to the Business under which Seller is the licensee, together with (i) the nature of each of the licensed Assets, (ii) the termination date of each such license, (iii) the name of the licensor, (iv) all payments made or required to be made for the fiscal years ended December 31, 2003 and December 31, 2004, and (v) all prepaid payments made thereunder. All licenses pursuant to which Seller licenses property from others are valid, subsisting in full force and effect in accordance with their respective terms, and there is not, under any license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance). Seller has the valid and enforceable right to use and Transfer to Purchaser Seller's rights in and to the licensed Assets. True and complete copies of all licenses listed on Schedule 3.6(b) have been delivered to Purchaser heretofore. Except as set forth on Schedule 3.6(b), no such license will require the consent of the licensor to, or as a result of, the consummation of the transactions contemplated by this Agreement.

                  (c) The delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement will vest in Purchaser good, marketable and exclusive title to the Assets, free and clear of all Liens, except for Liens listed or described on Schedule 3.6(a).

                  (d) Except as set forth in Schedule 3.6(d), no Person, other than Seller, has any rights or interests in the Assets or the Business.

                  (e) The Assets include all of the assets, property and rights, tangible or intangible, required by Purchaser to operate the Business, as currently operated, and to produce, sell, distribute, maintain, design, enhance and license, and design and develop derivatives of, the Products, or derivatives thereof.

         3.7 No Litigation. Except as set forth on Schedule 3.7, to Seller's Knowledge, there is no outstanding judgment, order, decree, award, stipulation or injunction of any Person, Governmental Entity or arbitrator against or Action pending or, to Seller's Knowledge, threatened, against Seller relating to or affecting the Business or the Assets or affecting Seller's ability to perform its obligations under this Agreement or under any agreement or instrument contemplated by this Agreement. Any Action for defective or allegedly defective products or workmanship pending or threatened against Seller, and the details of such Action, are described on Schedule 3.7.

         3.8   Income and Other Taxes.  Except as set forth on Schedule 3.8:

                  (a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Seller's business are true, complete and correct in all respects and have been properly and timely filed. Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. No Liens have been imposed on or asserted against any of the Assets as a result of or in connection with any failure to pay any Taxes;

                  (b) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the Business have been duly and timely paid or deposited by Seller. Seller has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. Seller has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date; and

                  (c) No Tax Return of Seller is currently being audited or is the subject of other Action by any Governmental Entity. Seller has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting Seller, the Business or the Assets and Seller has no reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

         3.9 Employee Benefit Matters. Schedule 3.9 contains a complete list of all Plans. Each Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. Purchaser is not assuming, and shall not be subject to, any liabilities or obligations to Seller's employees as a result of the consummation of the transactions contemplated by this Agreement. All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of Seller and any ERISA Affiliate. There are no pending or, to Seller's Knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any Plan or the assets of any Plan, or against Seller, or ERISA Affiliate, trustee, administrator, or fiduciary of such Plan, and Seller has no knowledge of any facts that could form the basis of any such Action. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan. No event has occurred which could subject Seller or any ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Plan, or (ii) resulting from any obligation of Seller or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

         3.10  Governmental Approvals.

                  (a) Seller possesses, and is operating in compliance with, all Approvals material to the operation of the Business. Schedule 3.10(a) contains a true and complete list of all Approvals. Each Approval has been lawfully and validly issued, and no proceeding is pending or, to Seller's Knowledge, threatened looking toward the revocation, suspension or limitation of any Approval. Each of the Approvals is in full force and effect, and Seller is in compliance with all of the provisions of the Approvals.

                  (b) Except as set forth on Schedule 3.10(b), each of the Approvals (i) is assignable by Seller to Purchaser as contemplated by the Agreement and (ii) will be transferred to Purchaser by Seller's delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement and will thereafter remain in full force and effect. Except as set forth on Schedule 3.10(b), no notice to or consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required to be obtained or made in connection with the Transfer to Purchaser of the Approvals.

                  (c)  The Approvals are all of the rights and
authorizations required by Legal Requirements for the operation of the Business. All of the Approvals are owned or held by Seller free and clear of all Liens or other encumbrances of any nature whatsoever.

                  (d) To Seller's Knowledge, Seller or Purchaser would be able to renew all such Approvals by the terms thereof or in the ordinary course of business without the need to comply with any special qualifications procedures or to pay any amounts other than regular fees prescribed by law.

         3.11  Assumed Contracts.

                  (a) Schedule 3.11(a) contains a true and complete list and description of all Assumed Contracts, other than the Plans. True and complete copies of all such Assumed Contracts have been delivered to Purchaser heretofore.

                  (b)  Except as described on Schedule 3.11(b), to Seller's
Knowledge:

                       (i) each Assumed Contract is legal, valid, binding, enforceable and in full force and effect;

                       (ii) no event or condition has occurred or become known to Seller or is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by Seller or any other Person under any of the Assumed Contracts;

                       (iii) no person with whom Seller has a Assumed
Contract is in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay, termination or nonperformance thereunder;

                       (iv) none of the Assumed Contracts currently is subject to renegotiation, either in whole or in part;

                       (v) no consent of any third party is required under any Assumed Contract as a result of or in connection with, and the enforceability of any Assumed Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement; and

                       (vi) no Assumed Contract has materially impaired or will materially impair the ability of Seller to perform its obligations under this Agreement.

         3.12  Employee and Labor Matters.

                  (a) Schedule 3.12(a) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which Seller is obligated, and true and complete copies of all such agreements have been delivered to Purchaser heretofore.

                  (b) Except as set forth on Schedules 3.12(a) and 3.12(b), to Seller's Knowledge neither Purchaser nor Seller will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person.

                  (c) There is not occurring or, to Seller's Knowledge, threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against Seller or its products. Except for activities by the unions that are parties to any of the agreements listed on Schedule 3.12(a) with respect to the existing members of such unions, to Seller's knowledge, no union or other labor organization has attempted to organize any of the employees of Seller engaged in the Business.

                  (d) Seller has complied with all Legal Requirements relating to employment and labor, and, to Seller's Knowledge, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by any current or former employee of Seller engaged in the Business.

         3.13  Principal Customers and Suppliers.  Intentionally omitted.

         3.14 Compliance with Law. Through and including the date hereof, Seller (i) has not violated or operated the Business in violation of, and has not used the Assets in violation of, any Legal Requirement, (ii) to Seller's Knowledge, has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

         3.15 Product Warranties. Except as set forth in Schedule 3.15 and except for warranties with respect to Seller's ownership of the Intellectual Property, (a) there are no warranties express or implied, written or oral, with respect to the Business and (b) there are no pending or threatened claims with respect to any such warranty, and Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

         3.16  Intellectual Property.

                  (a) Title. Schedule 3.16(a) contains a complete and correct list of all Intellectual Property that is owned by Seller and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Business (the "Owned Intellectual Property"). Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, including all Intellectual Property Rights, free and clear of any Liens (except as set forth on Schedule 3.6(a)) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property comprises all of the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct and operation of the Business as now being conducted by Seller or is currently contemplated to be conducted.

                  (b) Development. Other than "shrink-wrap" and similar widely available binary code and commercial end-user licenses, to the extent that any Intellectual Property has been developed or created independently or jointly by any Person other than Seller for which Seller has, directly or indirectly, paid, Seller has a written agreement with such Person with respect thereto, and Seller thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment. None of the Intellectual Property was developed by or on behalf of or using grants or any other subsidies of any governmental entity.

                  (c) Transfer. Except as set forth on Schedule 3.16(c), immediately after the Closing, Purchaser will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property, free and clear of any Liens (except as set forth on Schedule 3.6(a)) and on the same terms and conditions as in effect prior to the Closing.

                  (d) No Infringement. The operation of the Business does not, and will not, when conducted by Purchaser, infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. Except as set forth on Schedule 3.16(d), Seller has not received any notice from any Person claiming that such operation or any act, product, technology or service of Seller infringes or misappropriates the Intellectual Property of any Person (nor does Seller have knowledge of any claims or any basis therefor). There have been no assertions to Seller by any Persons relating to the invalidity or unenforceability of any Intellectual Property. To Seller's Knowledge, none of the Intellectual Property is being infringed or otherwise used or available for use, by any other Person.

                  (e) Licensing Arrangements. Schedule 3.16(e) sets forth all agreements, arrangements or laws (i) pursuant to which Seller has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on Schedule 3.16(e)(x) are in full force and effect in accordance with their terms and no default exists thereunder by Seller, or to Seller's Knowledge, by any other party thereto, (y) are free and clear of all Liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such arrangements and agreements. Seller has delivered to Purchaser true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 3.16(e). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Seller in respect of any Intellectual Property are disclosed in the Financial Statements.

                  (f) No Intellectual Property Litigation or Disputes. No claim or demand of any Person has been made nor is there any proceeding that is pending, or to Seller's Knowledge threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of Seller in respect of any Intellectual Property, (ii) asserts that Seller is infringing or otherwise in conflict with, or is, except as set forth in Schedule 3.16(f), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on Schedule 3.16(f). None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of Seller. Except as set forth in Schedule 3.16(f), there are no contracts, licenses or agreements between Seller and any other Person with respect to the Intellectual Property under which there is any dispute regarding the scope of such agreement or performances under such agreement, including with respect to any payments to be made or received by Seller thereunder.

                  (g) Due Registration, Etc. To the extent deemed necessary or appropriate by Seller, the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and Seller has taken such other reasonable steps to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect. Seller has no knowledge of any necessary steps to protect the Intellectual Property which have not been taken, which if not taken would jeopardize Seller's Rights to the Intellectual Property. In each case in which Seller has acquired any Intellectual Property related to the Business from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to Seller and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or respective equivalents in any relevant foreign jurisdiction, as the case may be.

                  (h) Use of Name and Mark. Except as set forth in Schedule 3.16(h), there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on the Purchaser's right to use the names and marks in the conduct of the Business as presently carried on by Seller or as such Business may be extended by Purchaser.

                  (i) Protection of Information. Seller has taken reasonable steps to protect Seller's rights in Seller's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Seller relating to the Business, and, without limiting the foregoing, Seller has provided Purchaser with the offer letters delivered to past employees of Seller. Seller has not had such employees execute a formal confidential information agreement but has received no claims from any employee of ownership in Seller's developed Products.

                  (j) Effect of Agreement. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser expressly, by operation of law or otherwise of any contracts or agreements, will result in (i) Purchaser or Seller granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) Purchaser being bound by, or subject to, any non-competition or other material restriction on the operation or scope of its businesses, or (iii) Purchaser being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Purchaser, in the absence of this Agreement or the transaction contemplated hereby.

         3.17  Operation of the Business. Except as set forth in Schedule 3.17,
(a) Seller has operated the Business only through Seller and not through any other divisions or any direct or indirect subsidiary or affiliate of Seller and
(b) no part of the operation of the Business is operated by or through any entity other than Seller.

         3.18 Brokers' Fees. No broker, finder or similar agent has been employed by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and Seller has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

         3.19 Disclosure. No representation or warranty of Seller in this Agreement and no information contained in any Schedule or other writing delivered pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading.

         3.20 Transactions with Affiliates. Except as set forth on Schedule 3.20, there are no written or oral contracts or agreements between Seller and its Affiliates relating to the Business.

         3.21 Capitalization of Seller. The authorized capital stock of Seller consists of 90,000,000 shares of common stock, of which 20,000,000 shares are issued and outstanding, and 50,000,000 shares of Preferred Stock, 34,162,953 of which are issued and outstanding. Additional Seller Common Stock is issuable upon the exercise of (i) conversion rights of Preferred Stock, (ii) warrants associated with the purchase of Preferred Stock, and (iii) conversion rights associated with the Series A Debentures. Schedule 3.21 sets forth the names of the holders of the Preferred Stock, options (other than employee options), warrants and other rights exercisable for, or convertible into, shares of Seller's capital stock and the number of shares of Seller's capital stock so issuable.

         3.22  No Liquidation or Winding-Up; Fairness of Consideration.

                  (a) No order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller and there is not outstanding: (i) any petition or order for the winding-up of Seller; (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller; (iii) any petition or order for administration of Seller; (iv) any voluntary arrangement between Seller and any of its creditors; (v) any distress or execution or other process levied in respect of Seller which remains undischarged; or (vi) any unfulfilled or unsatisfied judgment or court order against Seller relating to the Business or the Assets.

                  (b) There are no circumstances which would entitle any Person to present a petition for the winding-up or administration of Seller or to appoint a receiver over the whole or any part of the Assets of Seller.

                  (c) Seller is not deemed unable to pay its debts within the meaning of applicable law.

                  (d) Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby will result in a transfer which is fraudulent under California Code ss.3439 et seq.

                  (e)  The operations of Seller have not been terminated.

                  (f) The consideration paid by Purchaser under this Agreement for the Assets represents reasonably equivalent value for the Assets. Seller is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect.

         3.23 Unregistered Securities. Seller understands that none of the shares of Purchaser Common Stock issued as the Stock Consideration or issuable pursuant to the Warrant Consideration has been registered under the Securities Act of 1933 (the "Securities Act") or any state securities laws in reliance on exemptions for private offerings; the shares of Purchaser Common Stock issued as the Stock Consideration or issuable pursuant to the Warrant Consideration cannot be resold or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from registration is available; the shares of Purchaser Common Stock issued as the Stock Consideration or issuable pursuant to the Warrant Consideration will not be, and Seller will have no rights to require that such shares of Purchaser Common Stock be, registered under the Securities Act or any state securities laws; there is no assurance that a public market for such shares of Purchaser Common Stock will exist in the future; Seller may have to hold such shares of Purchaser Common Stock indefinitely and it may not be possible for Seller to liquidate its investment in Purchaser. None of Purchaser, its agents or employees, or any other person, has represented, guaranteed or warranted to Seller, expressly or by implication, the approximate or exact length of time that Seller will be required to remain as owner of the shares of Purchaser Common Stock.

         3.24 Risk of Loss. Seller understands that its acquisition of the shares of Purchaser Common Stock is a speculative investment which involves a high degree of risk of loss, including the potential loss of its entire investment in Purchaser.

         3.25 Investment Experience. Seller is able to fend for itself, can bear the economic risk of the investment and has such knowledge and experience in financial or business matters, including investments in securities that are restricted as to their transferability, that it is capable of evaluating the merits and risks of the investment in the Purchaser Common Stock and of making an informed investment decision. Seller has had prior business or personal relationships with Purchaser or its officers or directors, by reason of which it has the capacity to protect its interest in connection with the investment.

         3.26 Disclosure. All documents, records and other materials pertaining to an investment in Purchaser, including the SEC Filings, which were requested by Seller, have been made available or delivered to Seller. Seller has reviewed and understands this Agreement and any Exhibits hereto and the SEC Filings, including but not limited to the risk factors set forth in Purchaser's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2005, and additional disclosures since March 31, 2005, and has had an opportunity to ask questions of and receive answers from representatives of Purchaser concerning the terms and conditions of the issuance of the shares of Purchaser Common Stock and the financial condition and prospects of Purchaser, and to obtain any additional information necessary to verify the accuracy of the information herein.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

         Purchaser hereby represents and warrants to, and covenants and agrees with, Seller that:

         4.1 Organization and Good Standing. Purchaser has been duly organized and is existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         4.2 Execution and Delivery. This Agreement has been duly authorized by all necessary corporate action on the part of Purchaser, has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

         4.3 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in the violation of, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the Articles of Incorporation or Bylaws of Purchaser, (b) any Legal Requirement to which Purchaser is subject or (c) any instrument to which Purchaser is a party. No consent, approval, order or authorization is required in connection with the execution and delivery of this Agreement by Purchaser or the performance of Purchaser of the transactions contemplated hereby to be performed by it, except for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act") and state securities laws; provided that, all representations made to Purchaser by Seller in this Agreement are assumed for purposes of this representation and warranty to be accurate and complete.

         4.4 Compliance with Law. Through and including the date hereof, Purchaser (i) to Purchaser's knowledge, has not been alleged to be in violation of any Legal Requirement, and (ii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

         4.5 No Restrictions Against Purchase of Assets. Except as listed or described on Schedule 4.5, the execution and delivery of this Agreement by Purchaser does not and the performance by Seller of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the articles of incorporation or bylaws of Purchaser, (b) any Legal Requirement to which Purchaser is subject, (c) any material agreement of Purchaser, or (d) any material licenses of Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser under any Legal Requirement in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby to be performed by it.

         4.6 SEC Filings. Purchaser has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission ("SEC") since June 30, 2005 and has provided to Seller its (i) Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, (ii) Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2005 and (iii) its proxy statement relating to its annual meeting of shareholders held on December 8, 2004 (collectively, the "SEC Filings"). The SEC Filings were prepared in accordance with the requirements of the Exchange Act and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         4.7 Absence of Material Adverse Change. Since June 30, 2005, no change has occurred which materially and adversely affects the business of Purchaser, nor do there exist any circumstances which might reasonably be expected to result, either before or after the Closing Date, in any such change.

         4.8 No Litigation. There is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or any Action pending against Purchaser relating to the business of Purchaser or affecting Purchaser's ability to perform its obligations under this Agreement or under any agreement or instrument contemplated by this Agreement.

         4.9 Valid Issuance of Stock Consideration. The shares of Purchaser Common Stock issued as the Stock Consideration and issuable pursuant to the Warrant Consideration, when issued, sold and delivered to Seller, in accordance with the terms hereof, for the consideration described herein, will be duly authorized and validly issued, fully paid and nonassessable. Subject to the accuracy of the representations and warranties of Seller contained in Sections
3.23 through 3.26 hereof, the offer, issuance and sale by Purchaser to Seller of the shares of Purchaser Common Stock issued as the Stock Consideration and issuable pursuant to the Warrant Consideration is exempt from the registration requirements of the Securities Act and applicable state securities laws.

         4.10 Capitalization of Purchaser. The authorized capital stock of Purchaser consists of 40,000,000 shares of Purchaser Common Stock, of which 11,138,654 shares are issued and 10,906,754 are outstanding, and 10,000,000 shares of Preferred Stock, none of which are issued and outstanding. An additional 1,479,666 shares of Purchaser Common Stock are issuable upon the exercise of outstanding options and warrants.

                                    ARTICLE V
                              ADDITIONAL COVENANTS
                              --------------------

         5.1 Covenants of Seller and Shareholder. Seller and Shareholder jointly and severally agree to:

                  (a) use their best efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Seller in connection with the transactions contemplated by this Agreement; and

                  (b) use their best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Article VI of this Agreement;

         5.2 Covenants of Purchaser. Purchaser agrees to use its best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 6.2 of this Agreement.

         5.3 Expenses. All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

         5.4   Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

                  (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Seller, Shareholder and Purchaser, and the proper officers or directors of Seller and Purchaser, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

         5.5 Inconsistent Action. Neither Seller nor Shareholder shall take or cause or suffer to be taken, any action that would cause any of the representations or warranties of Seller and Shareholder in this Agreement to be untrue, incorrect, incomplete or misleading.

         5.6   Employee Matters.

                  (a) Seller acknowledges and agrees that after the Closing (a) except as set forth on Schedule 5.6(a), neither Purchaser nor Seller shall be required to employ or retain any employee of Seller or any other Person, and (b) Purchaser, in its sole and absolute discretion, may hire all, some, or none of the Employees.

                  (b) Except to the extent expressly included in Assumed Liabilities or in another paragraph of this Section 5.6, Purchaser does not, and shall not, assume or be responsible for any obligation or liability arising out of any employment relationship of Seller, and without limiting the foregoing, Purchaser shall have no liability or obligation in connection with current or former employees or agents of Seller or any dependent or beneficiary of any of them by reason of their relationship to Seller. Without limiting the foregoing, Seller shall remain liable for, and shall pay on or before the Closing, the following in connection with current or former employees or agents of Seller (or any dependent or beneficiary of them):

                       (i) unpaid wages, salaries or other compensation;

                       (ii) contributions to or payments under employee benefit plans, programs, policies, arrangements or understandings;

                       (iii) accrued, but unused, holiday, sick leave and severance pay, if any;

                       (iv) liabilities or obligations under any collective bargaining agreement or bargaining relationship;
or

                       (v) claims, demands, administrative proceedings or suits arising out of, or in connection with, alleged unlawful employment practices of Seller.

                  (c) Seller shall remain responsible for all liabilities and obligations in connection with claims for post-employment medical, vision and dental benefits that may be required under IRC Section 4980B made by or in respect of any employee of Seller whose employment terminated on or prior to the Closing Date and any "qualified beneficiary" (within the meaning of IRC Section 4980B) of any such employee who is receiving post-employment medical and dental benefits or whose "qualifying event" (within the meaning of IRC Section 4980B) entitling such individual to such benefits occurred on or before the Closing Date.

         5.7 Assignments; Consents. To the extent that the assignment of any Contract, license or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom is not permitted without the consent of a third party, this Agreement shall constitute an agreement to assign such Contract, license or other agreement or arrangement, subject only to such consent; and any transfer or assignment to Purchaser by Seller of any interest under any such Contract, license or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use its best efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Seller in the benefits under any such Contract, license or other agreement or arrangement, including performance by Seller, as agent, if economically feasible, provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained. Seller shall pay and discharge, and shall indemnify and hold Purchaser harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date. Nothing in this Section
5.7 shall be deemed a waiver by Purchaser of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this
Section 5.7 be deemed to constitute an agreement to exclude from Purchaser any of the Assets described under Section 2.1.

         5.8 Sufficiency of Assets. Following the Closing, if Purchaser determines that Seller has failed to Transfer to Purchaser any assets, properties or rights, tangible or intangible, except for the Excluded Assets, necessary for Purchaser to operate the Business as currently operated, and to produce, sell, distribute, maintain, design, enhance and license, and design and develop derivatives of, the Products, or derivatives thereof, Seller shall promptly take all actions as shall be necessary, or otherwise reasonably requested by Purchaser, to transfer such assets, properties and rights to Purchaser.

         5.9 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 5.9 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

         5.10 Tax Assessments and Audits. Seller shall furnish promptly to Purchaser a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Business or the Assets for periods ending on or prior to the Closing Date.

         5.11 Restrictions on Transfer. Seller agrees that it will not sell or otherwise transfer any of the shares of Purchaser Common Stock issued as the Stock Consideration or issuable pursuant to the Warrant Consideration to any Person who is not an "accredited investor" as defined under Rule 501 promulgated under the Securities Act, without an exemption from registration under the Securities Act, and that Seller fully understands and agrees that Seller must bear the economic risk of the purchase because, among other reasons, none of the shares of Purchaser Common Stock issued as the Stock Consideration or issuable pursuant to the Warrant Consideration have been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless subsequently registered under the Securities Act and under the applicable securities laws of such states or an exemption from such registration is available. In particular, Seller is aware that the shares are "restricted securities," as such term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), and may not be sold pursuant to Rule 144 unless all of the conditions of Rule 144 are met. Seller also understands that Purchaser is under no obligation to register any of the shares of Purchaser Common Stock on Seller's behalf or to assist Seller in complying with any exemption from registration under the Securities Act or applicable state securities laws. Seller further understands that sales or transfers of the shares of Purchaser Common Stock are further restricted by state securities laws and the provisions of this Agreement.

         5.12 Legend. Seller understands and agrees that the certificates for the shares of the Purchaser Common Stock issued as the Stock Consideration or issuable pursuant to the Warrant Consideration shall bear the following legend, or a similar legend to the same effect, until (i) the shares shall have been registered under the Securities Act and effectively been disposed of in accordance with a registration statement that has been declared effective; or
(ii) in the opinion of counsel for Purchaser such shares may be sold without registration under the Securities Act and any applicable "Blue Sky" or state securities laws:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ALL SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON THE TRANSFERABILITY AS SET FORTH IN THIS CERTIFICATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT."

         5.13 Prohibition on Short Sales. Seller, its Affiliates and Seller's and its Affiliates' respective officers, directors, shareholders, employees and agents agree that they will not, during the period following the execution of this Agreement and prior to the Closing, directly or indirectly sell any equity security, including derivatives of Purchaser if he, she or it (i) does not own the security sold or (ii) if he, she or it owns the security, does not deliver it against such sale (a "short sale against the box") within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. Seller, its Affiliates and Seller's and its Affiliates' respective officers, directors, shareholders, employees and agents also agree, during such period, not to engage in short sales or any transaction involving a collar with respect to Purchaser's shares. A short sale, as defined in this Agreement, means any transaction whereby one may benefit from a decline in the Purchaser's stock price.

                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO CLOSING
                         -------------------------------

         6.1 Conditions of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the date hereof, of the following conditions:

                  (a) There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser of all or a material portion of the Business or Assets, or to compel Purchaser or Seller to dispose of or hold separate all or a material portion of the Business or Assets of Seller or Purchaser;

                  (b) The representations and warranties of Seller in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects (or in all respects in the case of any representation or warranty subject to a materiality qualification) on and as of the date hereof, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date) and Seller shall have complied with all covenants and agreements and satisfied all conditions on Seller's part in this Agreement or any Ancillary Agreement to be performed or satisfied on or prior to the date hereof, and Seller shall have provided Purchaser with a certificate with respect to the foregoing signed by an authorized officer of Seller;

                  (c) Purchaser shall have received from counsel for Seller, a written opinion dated the date hereof and addressed to Purchaser, in substantially the form attached as Exhibit D hereto;

                  (d) Purchaser shall have received from the President of Seller a certificate dated the date hereof to the effect that the conditions set forth in Section 6.1(b) have been satisfied and that Seller's Board of Directors and the stockholders of Seller have approved the Agreement and the transactions contemplated hereby;

                  (e) Purchaser will have received such bills of sale, assignments, certificates of title and other instruments of transfer (the "Transfer Documents") duly executed by Seller, in such forms and covering such matters as Purchaser may reasonably request, Transferring the Assets to Purchaser;

                  (f) Seller and Shareholder shall each have entered into and delivered to Purchaser the Noncompetition Agreements.

                  (g) Purchaser shall have concluded (through its representatives, accountants, counsel and other experts) an investigation of the condition (financial and other), results of operations, properties, assets, prospects and operations of the Business and shall be satisfied, in its sole discretion, with the results thereof;

                  (h) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Purchaser and its counsel;

                  (i) All consents and assignments from third parties, including from any Governmental Entity or other Person, relating to the Contracts or the conduct and operation of the Business as currently conducted and operated, shall have been obtained;

                  (j) No act, event or condition shall have occurred after the date hereof which Purchaser determines has had or could have a Material Adverse Effect on the Business or the Assets;

                  (k) The Board of Directors and stockholders of Seller shall have authorized and approved this Agreement and the transactions contemplated hereby;

                  (l) Seller, Purchaser and the Escrow Agent shall have entered into the Escrow Agreement.

         6.2 Conditions of Seller. Notwithstanding any other provision of this Agreement, and except as set forth below, the obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the date hereof, of the conditions set forth in subsections (a) and (l) of Section 6.1 of this Agreement, and the condition that the representations and warranties of Purchaser in this Agreement shall be true and correct as of the date hereof in all material respects (or in all respects in the case of any representations or warranty subject to a materiality qualification) and Purchaser shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the date hereof, and Purchaser shall have provided Seller with a certificate with respect to the foregoing signed by an authorized officer of Purchaser.

                                   ARTICLE VII
                                 INDEMNIFICATION
                                 ---------------

         7.1 Survival. Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Purchaser, the representations and warranties of Seller hereto contained in this Agreement or in any Exhibit or

Schedule hereto shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto); provided, however, that (i) the representations and warranties contained in Sections 3.1, 3.3 and 3.6, and the related claims for indemnification, shall survive until the fifth anniversary of the Closing Date;
(ii) the representations and warranties contained in Section 3.8, and the related claims for indemnification, shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (iii) all other representations and warranties, and related claims for indemnification, shall survive until the second anniversary of the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by Purchaser prior to the expiration of the applicable survival period. The agreements and covenants contained in this Agreement shall survive the Closing Date indefinitely or in accordance with their terms, if any.

         7.2 Indemnification. Seller and Shareholder jointly and severally covenant and agree to defend, indemnify and hold harmless Purchaser, its officers, directors, shareholders, accountants, attorneys and agents from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Seller or Shareholder in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure of Seller or Shareholder to perform or observe fully any covenant, agreement or provision to be performed or observed by Seller or Shareholder pursuant to this Agreement; or (iii) Purchaser's waiver of any applicable bulk sales laws. Notwithstanding anything contained in this Section 7.2, Purchaser hereby agrees that Shareholder's indemnity obligations under this Agreement shall be limited to (i) Claims that relate to matters arising after the formation of Seller on February 29, 2000 and that relate solely to the matters covered by Sections 3.6, 3.16 and 3.22 hereof, and (ii) an aggregate of $75,000 in Damages.

         7.3 Procedures. If Purchaser seeks indemnification under this Article VII, it shall give notice ("Claim Notice") to Seller and Shareholder of the basis of the claim (the "Claim") (i) within a reasonable time after discovery of the facts and (ii) in any event, within the time periods set forth in Section 7.1, provided that the failure to give such notice shall not relieve Seller of any liability hereunder except to the extent that Seller and Shareholder are materially adversely prejudiced by such failure. Seller shall give notice to Purchaser within thirty (30) days after receipt of the notice requested by this
Section 7.3 advising whether it (i) acknowledges its obligation to indemnify Purchaser or (ii) disputes its obligation to indemnify Purchaser. If Seller acknowledges its indemnification obligation with respect to the Claim, and (i) such Claim is based upon an asserted liability or obligation to a person or entity that is not a party to this Agreement (a "Third Party Claim"), Seller shall have the right to defend or settle such Third Party Claim or (ii) if such Claim is not a Third Party Claim, Purchaser shall be entitled to immediate satisfaction of such Claim. If Seller does not notify Purchaser within fifteen
(15) business days following receipt of notice of a Claim that is not a Third Party Claim that it disputes such Claim, such Claim shall be deemed a liability of Seller and Seller shall pay the amount of the Claim on demand by Purchaser, or in the case of any notice in which the amount of the Claim is estimated, on such later date when the amount of the Claim is finally determined. If Seller disputes the Claim in a timely manner as set forth herein, Seller and Purchaser shall proceed in good faith to negotiate a resolution of the dispute, or, if necessary, to resolution of the dispute in a manner determined by the parties or by any other means elected by Purchaser.

         7.4   Third Party Claims.

                  (a) Seller and Shareholder shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel satisfactory to Purchaser, and at Seller's expense, the settlement or defense of a Third Party Claim, and Purchaser shall cooperate with Seller and Shareholder in connection therewith, provided that (i) Seller shall permit Purchaser to participate in such settlement or defense through counsel chosen by Purchaser, provided that the fees and expenses of such counsel shall not be borne by Seller, and (ii) neither Seller nor Shareholder shall settle any Third Party Claim without Purchaser's consent. So long as Seller and Shareholder are vigorously contesting any such Third Party Claim in good faith, Purchaser shall not pay or settle such claim without Seller's and Shareholder's consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if Seller assumes control of such defense, and there exists a conflict of interest between the interests of Seller and those of Purchaser with respect to such Third Party Claim as determined by Purchaser in the exercise of its reasonable business judgment, Purchaser may retain counsel satisfactory to it and the reasonable fees and expenses of such counsel to Purchaser shall be paid by Seller.

                  (b) If Seller does not notify Purchaser within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Third Party Claim described therein, Purchaser shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion, on behalf of and for the account and risk of Seller; provided that Purchaser shall notify Seller of any compromise or settlement of any such Third Party Claim.

                  (c) Seller shall not be entitled to assume the defense for any Third Party Claim (and shall be liable for the reasonable fees and expenses incurred by Purchaser in defending such claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser which Purchaser determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the Assets or the Business, properties or prospects of the Business.

         7.5 Indemnification Exclusive. Except as provided herein, the foregoing indemnification provisions shall be the sole and exclusive remedy after the Closing Date for money damages available to Purchaser for breach of any representations, warranties or covenants contained herein, but shall not limit any other remedy to which Purchaser may be entitled. Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to Purchaser in the event of fraud relating to the representations, warranties or covenants made by Seller in this Agreement.

                                  ARTICLE VIII
                               GENERAL PROVISIONS
                               ------------------

         8.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

                  (a)  If to the Purchaser, addressed to:

                       eGames, Inc.
                       2000 Cabot Boulevard West, Suite 110
                       Langhorne, Pennsylvania 19047-1811
                       Attention:  President and Chief Executive Officer
                       Facsimile:  (215) 750-3722

                  With a copy to:

                       McCausland, Keen & Buckman
                       Radnor Court, Suite 160
                       259 N. Radnor-Chester Road
                       Radnor, Pennsylvania 19087
                       Attention:  James G. Logue, Esquire
                       Facsimile:  (610) 341-1099

                  (b)  If to Seller, addressed to:

                       Paulo Gouvea
                       c/o W. Patrick Kelley, Esquire
                       The City Hotel
                       145 South Washington Street, Suite F
                       Sonora, California 95370
                       Facsimile: (209) 588-0620

                  (c)  If to Shareholder, addressed to:

                       Lars Fuhrken-Batista
                       W. Patrick Kelley, Esquire
                       The City Hotel
                       145 South Washington Street, Suite F
                       Sonora, California 95370
                       Facsimile: (209) 588-0620

                  With a copy to:

                       W. Patrick Kelley, Esquire
                       The City Hotel
                       145 South Washington Street, Suite F
                       Sonora, California 95370
                       Facsimile: (209) 588-0620

         8.2 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

         8.3 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

         8.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Purchaser, Seller and Shareholder and their respective successors, heirs and assigns; provided, however, that Seller shall not directly or indirectly transfer or assign any of Seller's rights or obligations hereunder in whole or in part without the prior written consent of Purchaser. Subject to the foregoing, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

         8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

         8.6 Recitals, Schedules, Exhibits and Annexes. The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

         8.7   Construction.

                  (a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

                  (c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

         8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

         8.9 Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets will not pass to Purchaser until such Assets are Transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. (Eastern Time) on the Closing Date.

         8.10 Bulk Sales. Purchaser hereby waives compliance by Seller with the provisions of the bulk sales laws of any jurisdiction, if applicable, provided that Seller agrees to indemnify Purchaser for claims of creditors of Seller with respect to liabilities not expressly assumed by Purchaser pursuant to this Agreement.

         8.11 Records. Notwithstanding Section 2.1(e), Seller shall deliver to Purchaser copies of any financial, tax and personnel records pertaining to the Assets and Business and retain all originals, and Seller shall give Purchaser reasonable access to any original records for inspection and copying upon reasonable prior notice during regular business hours. Seller shall maintain all such original records at its expense for a period of at least six years after the Closing Date, and prior to any destruction thereafter, shall give at least 90 days prior written notice to Purchaser, which may take possession of the original records designated for destruction, and any failure to do so before the expiration of such 90-day notice shall be deemed Purchaser's authorization to carry out such destruction. Purchaser shall permit Seller to have reasonable access to the records of Seller delivered to Purchaser pursuant to section 2.1(e) for inspection or copying upon reasonable prior notice during regular business hours for use in the defense of any litigation, tax audit or if it is necessary for Seller to consult such records of which Seller does not have copies.

         8.12 Arbitration. Except for any claims under this Agreement that may only be enforced by a court of equity, including this Section 8.12, in the event of any dispute between Purchaser, Seller and Shareholder pursuant to this Agreement, which Purchaser, Seller and Shareholder are unable to resolve, such dispute shall be settled by arbitration to be held in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then obtaining, and the rules of civil procedure of the Commonwealth of Pennsylvania as to discovery issues shall also apply. The determination of the arbitrator(s) shall be delivered in writing to Purchaser, Seller and/or Shareholder, and shall be final, binding and conclusive upon all the parties. The award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

                                        PURCHASER:

                                        eGAMES, INC.

                                        By:   /s/ Gerald W. Klein
                                        Name: Gerald W. Klein
                                        Title:President and CEO


                                        SELLER:

                                        CINEMAWARE, INC.


                                        By:   /s/ Lars Fuhrken-Batista
                                        Name: Lars Fuhrken-Batista
                                        Title:President


                                        SHAREHOLDER:


                                        /s/ Lars Fuhrken-Batista
                                        Lars Fuhrken-Batista